Directors
Nevada Gold Holdings, Inc.

March 21, 2013

To whom it may concern,

I herewith resign as a Director from the Board of Nevada Gold Holdings Inc.

Nevada Gold Holdings, Inc. was a company that was taken over and destroyed by a group of people that are incapable of conducting themselves in a professional and competent and forthright manner. These people's intentions from the beginning were clearly nefarious and contradictory to American ways of conducting business. Further, these people's plans for the company were surreptitious and misleading, and led to considerable loss and damages to numerous shareholders that had entrusted them with their monies.

So be it.

David C. Mathewson